Exhibit 16.2

                                    KPMG LLP
                              CHARTERED ACCOUNTANTS
                                160 Elgin Street
                                   Suite 2000
                                Ottawa, ON K2P2P8
                                 (613) 212-5764

June 29, 2004


United States
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Ladies and Gentlemen:

         We were previously principal accountants for ZIM Technologies International, Inc. ("ZIM Technologies") and, under the date of October 8, 2002, we reported on the consolidated financial statements of ZIM Technologies as of and for the years ended May 31, 2002 and 2001. On May 1, 2003, we resigned as principal accountants. We have read ZIM Corporation's statements included under
Item 4 of its Form 8-K/A dated June 29, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with ZIM Corporation for any of the statements made in respect of the firms of Kenneth A. Gill Chartered Accountant, and David I. Tow, C.P.A., respectively the auditors of ZIM Corporation and Private Capital Investors, Inc., and except that we are not in a position to agree or disagree with ZIM Corporation's statement that the change was approved by the Board of Directors of ZIM Corporation.

Yours very truly

/s/ KPMG LLP
---------------------
KPMG LLP
Chartered Accountants